Exhibit 10.1
EXECUTION VERSION

AMENDMENT NO. 2 TO INTERIM ASSESSMENT AGREEMENT

This second amendment (“Amendment”) to the Interim Assessment Agreement dated as of March 29, 2017 (the “Interim Assessment Agreement”), by and among Georgia Power Company, for itself and as agent for Oglethorpe Power Corporation, Municipal Electric Authority of Georgia and The City of Dalton, Georgia, acting by and through its Board of Water, Light and Sinking Fund Commissioners (collectively, “GPC”), and Westinghouse Electric Company LLC, WECTEC Staffing Services LLC, and WECTEC Global Project Services, Inc. f/k/a Stone and Webster (collectively, the “Debtors”, and collectively with GPC, the “Parties”), is entered into as of the 12th day of May, 2017.
RECITALS

WHEREAS GPC and the Debtors entered into the Interim Assessment Agreement to set forth the relative rights and obligations of the Parties with respect to the Vogtle Project during the Interim Assessment Period; and
WHEREAS, on March 30, 2017, the Bankruptcy Court entered an order (D.I. 68) in the Debtors’ chapter 11 cases approving the Interim Assessment Agreement;
WHEREAS, section 2 of the Interim Assessment Agreement permits the Interim Assessment Period to be extended by agreement of all of the Parties;
WHEREAS, on April 28, 2017, the Parties entered into the Amendment No. 1 to the Interim Assessment Agreement pursuant to which the Parties amended the Interim Assessment Agreement to extend the Interim Assessment Period; and

WHEREAS the Parties desire to amend the Interim Assessment Agreement to extend its term in order to continue the construction and design of the Vogtle Project and to confirm other understandings of the Parties.
AGREEMENT

NOW THEREFORE, in consideration of the recitals, the Parties, each intending to be legally bound hereby, agree to amend the Interim Assessment Agreement as follows:
1.Paragraph 2 of the Interim Assessment Agreement shall be deleted and replaced in its entirety to read as follows: “This Agreement shall extend from the Effective Date to and through the earlier of (a) June 3, 2017, and (b) termination of the Interim Assessment Agreement by any Party upon five (5) business days’ notice (the “Interim Assessment Period”). The Interim Assessment Period may be extended by agreement of all the Parties.”

2.The first sentence of ¶ 5 of the Interim Assessment Agreement shall be replaced with the following: “GPC agrees to pay all administrative expenses accrued by the Debtors during the Interim Assessment Period for services and goods for the Vogtle Project, regardless of whether the administrative expenses become payable during or after the Interim Assessment Period, and including without limitation, all administrative expenses accrued by the Debtors to Fluor, Subcontractors and/or Vendors pursuant to (i) existing purchase orders, vendor contracts and Subcontracts (as defined in the EPC), and (ii) new purchase orders, new vendor contracts, new Subcontracts, or change orders to existing purchase orders, vendor contracts or Subcontracts (items (i) and (ii) collectively, the “IAP Contracts”). From and after May 13, 2017, entry into IAP Contracts in subsection (ii) shall be agreed to by the Parties in writing.”

3.The Debtors are authorized by GPC to negotiate, obtain and implement IAP Contracts under subsection (ii) above, regardless of whether the administrative expenses under such IAP Contracts become payable during or after the Interim Assessment Period, in accordance with the following requirements:

a.
Subject to GPC’s review and approval, the Debtors' procurement services include issuing inquiries for and negotiating proposed new IAP Contracts and proposed change orders to IAP Contracts. All new IAP Contracts and change orders to new IAP Contracts must be approved by GPC and will be signed by a representative of GPC. Change orders to existing IAP Contracts must be approved in writing by GPC in advance and will be signed by the Debtors’ representative.

b.	Change orders to existing IAP Contracts will be on the Debtors’ contract forms.

c.	New IAP Contracts and change orders to new IAP Contracts will be on GPC’s contract forms; and

d.
The Debtors shall not, without GPC’s prior written consent, make or give any representations or warranties beyond those contained in, or agree to terms which deviate substantially from, GPC's standard terms and conditions. For the avoidance of doubt, the Debtors shall not have any direct or indirect liability to the Vendors and Subcontractors under such IAP Contracts.

4.The following sentence shall be added at the end of ¶ 11 of the Interim Assessment Agreement: “GPC will indemnify and hold harmless the Debtors against any administrative expenses accrued by the Debtors during the Interim Assessment Period for services and goods for the Vogtle Project, regardless of whether the administrative expenses become payable during or after the Interim Assessment Period, including for the avoidance of doubt, prior to the execution of Amendment No. 2 to the Interim Assessment Agreement.”
5.The following sentence shall be added at the end of ¶ 6 of the Interim Assessment Agreement: “GPC shall not be required to pay more than such amounts for such services as a result of any other provision of this Interim Assessment Agreement, including paragraphs 5 and 11.”

6.During the Interim Assessment Period, the Debtors shall consult with GPC prior to rejecting any existing purchase orders, vendor contracts and Subcontracts relating to the Vogtle Project.
7.Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Interim Assessment Agreement.
8.This Amendment shall be construed in connection with and as part of the Interim Assessment Agreement, and all terms, conditions, and covenants contained in the Interim Assessment Agreement, except as herein modified, shall be and shall remain in full force and effect. The Parties hereto agree that they are bound by the terms, conditions and covenants of the Interim Assessment Agreement as amended hereby.
9.The Parties hereto agree that the terms of this Amendment shall be deemed effective as of March 29, 2017.
10.This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.
11.This Amendment shall be governed by the laws of the State of New York, without regard to the application of New York’s conflict of law principles. Each Party consents to the exclusive jurisdiction of the Bankruptcy Court to resolve any dispute arising out of or relating to this Amendment.
12.Except as expressly provided for in this Amendment, the Interim Assessment Agreement remains unchanged.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first above written.

GEORGIA POWER COMPANY, FOR ITSELF AND AS AGENT FOR OGLETHORPE POWER CORPORATION, MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA AND THE CITY OF DALTON, GEORGIA, ACTING BY AND THROUGH ITS BOARD OF WATER, LIGHT AND SINKING FUND COMMISSIONERS

By:  /s/Chris Cummiskey

Date:  May 12, 2017
WESTINGHOUSE ELECTRIC COMPANY, LLC By: /s/Francis G. Gill for David Durham Date: May 12, 2017

WECTEC GLOBAL PROJECT SERVICES, INC. By: /s/Francis G. Gill for David Durham Date: May 12, 2017

WECTEC STAFFING SERVICES LLC By: /s/Francis G. Gill for David Durham Date: May 12, 2017